SEPARATE ESCROW ACCOUNT AGREEMENT

     THIS SEPARATE ESCROW ACCOUNT AGREEMENT (the "Agreement") is made and entered into as of the ______ day of ___________, 2000 by and between Mountain States Capital, Inc., an Arizona corporation ("MOUNTAIN STATES"), Heritage West Securities, Inc., an Arizona Corporation ("HERITAGE WEST"), and Wells Fargo Bank, National Association, ("ESCROW AGENT").

     WHEREAS, MOUNTAIN STATES intends to make an offer of rescission and an offer of investment in certain debt securities to (the "Offering"), and raise cash funds from, investors ("the Investors") pursuant to their election forms which are more specifically described in MOUNTAIN STATES' Registration Statement on Form SB-2 as filed with the Securities and Exchange Commission (the "Registration Statement") which is attached hereto as Exhibit B.

     WHEREAS, MOUNTAIN STATES desires to deposit funds contributed by the Investors into a bank account that will serve as a separate escrow account (the "Separate Account") to be administered by the ESCROW AGENT for the benefit of MOUNTAIN STATES; and

     WHEREAS, MOUNTAIN STATES intends to offer, pursuant to the Offering, not less than $2,200,000 (the "Minimum Amount") of MOUNTAIN STATES' 18% 12-month unsecured promissory notes (the "New Notes") for which each Investor will pay a minimum of $5,000 with additional amounts in $1,000 increments, of which each note shall have a face value equal to the payment made;

     WHEREAS, it has been determined that the proceeds to be received from the Offering should be placed in the Separate Account by HERITAGE WEST, an NASD registered broker-dealer overseeing the distribution of the Offering, until such time as the Minimum Amount has been met,

     WHEREAS, the ESCROW AGENT is willing to accept appointment as ESCROW AGENT of the Separate Account for only the expressed duties, terms and conditions outlined herein; and

     NOW, THEREFORE, in consideration of the promises and agreements set forth herein, the parties hereto agree as follows:

     1. PROCEEDS TO BE DEPOSITED TO THE SEPARATE ACCOUNT. All funds received from Investors ("Investors Funds") pursuant to their Offering election forms will be (i) wired into the Separate Account in accordance with the instructions contained in Section 10 hereof, or (ii) forwarded by mail or courier for deposit into the Separate Account by noon on the next business day following the day upon which check proceeds are received by HERITAGE WEST, and shall be retained by the ESCROW AGENT in the Separate Account and invested as stated herein. Check proceeds received by HERITAGE WEST for deposit into the Separate Account will be mailed or couriered to:

     IPS-MTU Check Processing, MAC N9303-122, 608 2nd Avenue South, Minneapolis, MN 55479

     During the term of this Agreement, HERITAGE WEST shall cause all checks received by it in payment for the New Notes to be made payable to and endorsed in favor of:

             Mountain States Capital, Inc. - Separate Escrow Account

     In the event that any checks deposited in the Separate Account prove uncollectable after the funds represented thereby have been released by the ESCROW AGENT to MOUNTAIN STATES, then MOUNTAIN STATES shall promptly reimburse the ESCROW AGENT for any and all reasonable cost incurred for such, upon request, and the ESCROW AGENT shall deliver the returned checks to MOUNTAIN STATES.

     2. IDENTITY OF INVESTORS. HERITAGE WEST shall furnish to the ESCROW AGENT and MOUNTAIN STATES with each delivery of funds, as provided in Section 1 hereof, a list of the persons who have paid money for the purchase of the New Notes showing the name, address, amount of New Notes subscribed for and the amount of money paid. All proceeds so deposited shall remain the property of the Investors and shall not be subject to any liens or charges by MOUNTAIN STATES, or HERITAGE WEST, or the ESCROW AGENT or judgments or creditors' claims against MOUNTAIN STATES, until released to MOUNTAIN STATES as hereinafter provided.

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ESCROW AGENT will not use the information  provided to it by MOUNTAIN STATES for any purpose other than to fulfill its obligations as ESCROW AGENT. Regardless, ESCROW AGENT will treat this formation as confidential.

     3. MINIMUM AMOUNT. For the purpose of this Agreement, the Minimum Amount is equivalent to the $2,200,000 minimum offering amount described in the MOUNTAIN STATES Registration Statement. When determining whether the $2,200,000 Minimum Amount threshhold has been met for the purpose of the disbursement of funds from the Separate Account, the ESCROW AGENT shall combine the (i) total of the cash proceeds deposited in the Separate Account in connection with the Offering, and (ii) the total of the Outstanding Notes, as confirmed by HERITAGE WEST in a notarized statement, that are returned for cash to be applied to the purchase of New Notes.

     4. SEPARATE ACCOUNT DATES. The "Minimum Amount Date" shall be the end of the ninety (90) day period following the start of the MOUNTAIN STATES' offer of rescission (with the "start" date being the date of the Registration Statement). The "Termination Date" for this Agreement shall either be (i) the date the ESCROW AGENT disburses the Minimum Amount or (ii) the date the ESCROW AGENT refunds to each of the Investors all sums paid by the Investors in the event the Minimum Amount is not obtained prior to the Minimum Amount Date. In all events this Agreement shall terminate upon the one year anniversary from the date of this Agreement.

     5. DISBURSEMENT OF FUNDS.

     a. From time to time, and at the end of the third business day following the Minimum Amount Date (as defined in paragraph 4 hereof), the ESCROW AGENT shall notify MOUNTAIN STATES AND HERITAGE WEST of the amount of Investors Funds received hereunder. If the Minimum Amount or more, as defined herein, is obtained at any time prior to the Minimum Amount Date, then the ESCROW AGENT shall pay out the Separate Account funds and all earnings thereon when and as directed by MOUNTAIN STATES.

     b. If the Minimum Amount has not been obtained prior to the Minimum Amount Date, the ESCROW AGENT shall, within a reasonable time following the Minimum Amount Date, but in no event more than thirty (30) days after the Minimum Amount Date, refund to each of the Investors at the address appearing on the list of Investors, or at such other address as shall be furnished to the ESCROW AGENT via HERITAGE WEST by the Investors in writing, all sums paid by the Investors pursuant to their subscription agreements for New Notes, without any interest earned therefrom, and shall then notify MOUNTAIN STATES in writing of such refunds. Interest earned on Investor Funds placed in the Separate Account shall be paid to MOUNTAIN STATES.

     6. DUTY AND LIABILITY OF ESCROW AGENT. The sole duty of the ESCROW AGENT, other than as herein specified, shall be to receive said funds and hold them subject to release, in accordance herewith, and the ESCROW AGENT shall be under no duty to determine whether MOUNTAIN STATES or HERITAGE WEST are complying with requirements of this Agreement in tendering to the ESCROW AGENT said proceeds from the sale of the Offering. The ESCROW AGENT may conclusively rely upon and shall be protected in acting upon any statement, certificate, notice, request, consent, order or other document believed by it to be genuine and to have been signed or presented by the proper party or parties. The ESCROW AGENT shall have no duty or liability to verify any such statement, certificate, notice, request, consent, order or other document, and its sole responsibility shall be to act only as expressly set forth in this Agreement. The ESCROW AGENT shall be under no obligation to institute or defend any action, suit or proceeding in connection with this Agreement unless first indemnified to its satisfaction. The ESCROW AGENT may consult counsel in respect of any question arising under this Agreement and the ESCROW AGENT shall not be liable for any action taken or omitted in good faith upon advice of such counsel.

     7. ESCROW AGENT'S FEE. The ESCROW AGENT shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit A, which compensation shall be paid by MOUNTAIN STATES. The fee agreed upon for the services rendered hereunder is intended as full compensation for the ESCROW AGENT's services as contemplated by this Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Agreement are not fulfilled, or the ESCROW AGENT renders any material service not contemplated in this Agreement, or there is any assignment of interest in the subject matter of this Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the ESCROW AGENT is made a party to any litigation pertaining to this Agreement, or the subject matter hereof, then the ESCROW AGENT shall be reasonably compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorney's fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from MOUNTAIN STATES.

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     8.  INVESTMENT OF PROCEEDS.  All funds held by the ESCROW AGENT pursuant to this Agreement shall constitute trust property for the purposes for which they are held. The ESCROW AGENT shall invest all funds received from Investors in the Wells Fargo Funds - 100% Treasury.

     9. ISSUANCE OF CERTIFICATES. Until the terms of the Agreement with respect to the Minimum Amount have been met and the funds hereunder received from subscriptions for the Offering have been released to MOUNTAIN STATES, MOUNTAIN STATES may not issue any certificates or other evidence of an Offering investment, except subscription agreements.

     10. NOTICES. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given
(a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day of transmission if sent by facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, (c) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service, or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to the party as follows:

If to MOUNTAIN STATES:

     Mountain States Capital, Inc.
     Attn.: Chad Collins
     1407 E. Thomas Rd.
     Phoenix, Arizona  85014

     Fax: (602) 954-0123

If to HERITAGE WEST:

     Heritage West Securities, Inc.
     Attn.: Paul Arutt or Byron Jolly
     3550 North Central Avenue, Suite 1800
     Phoenix, Arizona  85012

     Fax: (602) 279-1414

If to ESCROW AGENT:

     Wells Fargo Bank, National Association
     Attention:  Kimberly Vann
     707 Wilshire Blvd., 17th Floor
     Los Angeles, CA  90017
     Fax: (213) 614-3355

Wires to the ESCROW AGENT should be directed to the following:

         Wells Fargo Bank, National Association
         ABA #________________
         Cr:  Corporate Trust Clearing
         Account #00001038377
         For Credit to: Mountain States Capital, Inc. - Separate Account; Account # _________

Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

     11. INDEMNIFICATION OF THE ESCROW AGENT: MOUNTAIN STATES hereby indemnifies and holds harmless the ESCROW AGENT from and against, any and all loss, liability, cost, damage and expense, including, without limitation, reasonable counsel fees, which the ESCROW AGENT may suffer or incur by reason of any action, claim or proceeding brought against the ESCROW AGENT arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates unless such action, claim or proceeding is the result of the actions or omissions of the ESCROW AGENT. The ESCROW AGENT may consult counsel in respect of any question arising under the Agreement and the ESCROW AGENT shall not be liable for any action taken or omitted in good faith upon advice of such counsel.

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     12. SUCCESSORS AND ASSIGNS. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent to the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

     13. GOVERNING LAW; JURISDICTION. This Agreement shall be construed, performed, and enforced in accordance with, and governed by, the internal laws of the State of Arizona, without giving effect to the principles of conflicts of laws thereof. Each party hereby consents to the personal jurisdiction and venue of Maricopa County Superior Court.

     14. SEVERABILITY. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

     15. AMENDMENTS; WAIVERS. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

     16. ENTIRE AGREEMENT. This Agreement and the B-D Agreement contain the entire understanding among the parties hereto with respect to the Separate Account contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such escrow.

     17. SECTION HEADINGS. The section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     18. COUNTERPARTS. This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

     19. TIME OF ESSENCE. Time is of the essence of this Agreement.

     20. RESIGNATION. The ESCROW AGENT may resign upon 30 days advance written notice to MOUNTAIN STATES. If a successor ESCROW AGENT is not appointed within the 30-day period following such notice, the ESCROW AGENT may petition any court of competent jurisdiction to name a successor ESCROW AGENT

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first set forth above.

                                        MOUNTAIN STATES CAPITAL, INC.

                                        By:
                                           -------------------------------------
                                           Chad Collins, President

                                        HERITAGE WEST SECURITIES, INC.

                                        By:
                                           -------------------------------------
                                           Paul F. Arutt, President

                                        WELLS FARGO BANK, NATIONAL ASSOCIATION

                                        By:
                                           -------------------------------------
                                        Its:
                                            ------------------------------------

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